Exhibit 3.1

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS

OF

TRANS-PACIFIC AEROSPACE COMPANY, INC.

We, the undersigned, do hereby certify that at a meeting of the Board of Directors of TRANS PACIFIC AEROSPACE COMPANY, INC., a corporation organized under the laws of the State of Nevada (the “Corporation”), duly held on February 26, 2015 at San Marino, California at which said meeting all of the directors were present by telephone and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to increase the number of authorized shares of common stock of the Corporation to One Billion Five Hundred Million (1,500,000,000) shares.

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized to increase the number of authorized shares of common stock of the Corporation to One Billion Five Hundred Million (1,500,000,000) shares.

RESOLVED FURTHER, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions:

The undersigned, does hereby certify he is the Chairman of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of Nevada, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, We have hereunto set our hands as Chief Executive Officer and Members of the Board of Directors of the Corporation.

Dated: February 26, 2015

/s/ William Reed McKay

WILLIAM REED McKAY,

Chief Executive Officer and Chairman of the Board of Directors